Exhibit 3
To whom it may concern
May 8, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Merger of Subsidiaries
NIS GROUP CO., LTD. (The “Company”) hereby announces that at a meeting of its board of directors held today it decided to merge its wholly owned subsidiaries, NIS Real Estate Co., Ltd. (“NIS Real Estate”) and Nissin Insurance Co., Ltd. (“Nissin Insurance”), as described below.
1. Purpose of Merger
     The Company decided to merge its subsidiaries to further increase business efficiency.
2. Outline of Merger
(1) Schedule
     Approval of the board of directors: May 8, 2007
     Execution of merger agreement: May 8, 2007
     Shareholders meeting to approve merger: May 25, 2007 (Scheduled)
     Effective date of merger: July 1, 2007 (Scheduled)
(2) Method of Merger
     NIS Real Estate will be the surviving company, and Nissin Insurance will be dissolved.
(3) Merger Ratio
     Since NIS Real Estate and Nissin Insurance are both subsidiaries wholly owned by the Company, a merger ratio will not be determined. New shares will not be issued, and the capital amount will not increase through this merger.
3. Outline of Parties to Merger

Company Name	NIS Real Estate Co., Ltd.	Nissin Insurance Co., Ltd.
Main Business	Management of company-owned homes and offices; real estate agency	Insurance agency
Establishment	September 8, 2003	April 25, 2003
Capital Amount	30,000,000 yen	10,000,000 yen
Head Office	Shinjuku I-Land Wing Bldg. 12F 6-3-1, Nishi-shinjuku, Shinjuku-ku, Tokyo	Shinjuku I-Land Wing Bldg. 12F 6-3-1, Nishi-shinjuku, Shinjuku-ku, Tokyo
Representative	Representative Director, Makoto Hatakeyama	Representative Director, Yoko Nakazawa
Fiscal Year End	March 31	March 31
Shareholder (Ratio)	NIS GROUP CO., LTD. (100%)	NIS GROUP CO., LTD. (100%)

4. Outline of Surviving Company After the Merger

Company name:	NIS Real Estate Co., Ltd.
Main Business:	Management of company-owned homes and offices, real estate agency and insurance agency
Head Office:	Shinjuku I-Land Wing Bldg. 12F 6-3-1, Nishi-shinjuku, Shinjuku-ku, Tokyo
Representative:	Representative Director, Makoto Hatakeyama
Capital Amount:	30,000,000 yen
Fiscal Year End:	March 31
5. Future Projection
     The effect on the Company’s performance for the current period is expected to be minor. For consolidated financial forecasts, please refer to the press release “Condensed Statements of Financial Results for the Year Ended March 31, 2007” announced today.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak economic conditions; intensified customer acquisition competition by entry of major financial institutions and IT companies; misconduct by an employee or director, or negative publicity for our industry; regulations under Japanese law, including regulations concerning loan interest rates and loan operations, the Special Measures Law concerning the Claims Servicing Business, the Installment Sales Law, the Securities and Exchange Law and other related regulations; regulations under U.S. law; amendments to current laws and the growing variety of legal means with which our customers can seek protection from creditors; funding and market interest rates; claims for excess interest repayments; reliability of our information or technological systems and networks; influence on important decisions by the Chairman and Representative Director and his family; risks in our operating assets portfolio; liquidity and conditions in stock markets; strategic alliances and joint ventures to acquire new customers; and economic trends and liquidity in real estate-related businesses.